Exhibit 14.1

Exhibit 14.1

Code of Business Conduct and Ethics

TIDEWATER INC.

Tidewater Inc.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

USA

Telephone: (504) 568-1010

Fax: (504) 566-4559

Table of Contents

SECTION 1: ABOUT THE CODE 1

1.1 - General Policy 1

1.2 - Administrative Matters 2

1.3 - How to Report Violations or Ask Questions 3

1.4 - Waivers 3

SECTION 2: HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION (“HSE”) 4

2.1 - Workplace Safety 4

2.2 - Contraband and Security (Search and Consent) 4

2.3 - The Environment 4

SECTION 3: CONFLICTS OF INTEREST, GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITY 5

3.1 - Conflicts of Interest 5

3.2 - Gifts, Entertainment and Hosted Travel 6

3.3 - Political Contributions 6

SECTION 4: FINANCIAL CONTROLS AND REPORTING 7

4.1 - Maintaining Accurate Accounts and Records 7

4.2 - Full, Fair, Accurate, Timely and Understandable Public Disclosure 7

4.3 - Securities Law and Insider Trading 7

SECTION 5: DOING BUSINESS INTERNATIONALLY 8

5.1 - The FCPA and Other Anti-Corruption Laws 8

5.2 - U.S. Economic Sanctions and Export Control Laws 9

5.3 - Anti-Terrorism and Anti-Money Laundering Laws and Regulations 9

5.4 - Anti-Boycott Laws and Regulations 9

5.5 - Customs Laws and Regulations 9

SECTION 6: FAIR COMPETITION 10

6.1 - Antitrust Laws and Fair Dealing 10

6.2 - Property Rights of Others 10

SECTION 7: PROTECTING THE COMPANY’S ASSETS 11

7.1 - Confidential Information 11

7.2 - Appropriate Use of Information Technology 11

SECTION 8: RESPECT FOR CO-WORKERS AND EMPLOYMENT POLICY 12

8.1 - Equal Employment Opportunity 12

8.2 - Anti-Harassment and Discrimination 12

8.3 - Workplace Violence 12

8.4 - Solicitation and Distribution of Literature 12

8.5 - Employment Relationships 12

TIDEWATER

Section 1

About the Code

SECTION 1: ABOUT THE CODE

This booklet contains the Code of Business Conduct and Ethics (the “Code”), which summarizes the legal and ethical business considerations that govern the conduct of the Company’s directors, officers and employees (“Company Personnel”). References in the Code to “the Company” include Tidewater Inc. and its direct and indirect subsidiaries. It is the personal responsibility of Company Personnel to become familiar with and to comply with the Code and the laws and regulations that relate to their assigned duties. From time to time, the Company also may ask other parties to comply with the Code.

The Chief Compliance Officer is responsible for administering the Code. Company Personnel with questions regarding the Code and/or the laws that apply to their activities are expected to direct the questions to their supervisor or, where appropriate, the Company’s Chief Compliance Officer or Legal Department in New Orleans, Louisiana:

Legal Department Tidewater Inc.

601 Poydras Street, Suite 1900 New Orleans, LA 70130 USA

Telephone: (504) 568-1010 Fax: (504) 566-4559

This Code is accessible to all employees via the Company Intranet and is posted on the Company’s website (www.tdw.com), where it is available to the public.

1.1 - General Policy

No code or policy can anticipate every situation that Company Personnel might confront. Accordingly, this Code is intended to act as a source of basic principles and policies to guide Company Personnel in the conduct of the Company’s business:

>> Honest and ethical conduct, including the ethical handling of actual, apparent or perceived conflicts of interest between personal and professional relationships;

>> Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

>> Compliance with applicable laws, rules and regulations;

>> The prompt internal reporting of violations of the Code to an appropriate person or persons, or via the Company’s Compliance Hotline identified in the Code; and

>> Accountability for compliance with the Code.

Company Personnel are expected to seek advice from their supervisor, the Chief Compliance Officer or the Legal Department whenever they are unsure about a particular situation.

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Section 1

About the Code

1.2 - Administrative Matters

The Company depends on the active participation and support of Company Personnel to ensure compliance with the Code. The following questions and answers explain some important matters related to the Code’s administration.

a) Who is responsible for administering and interpreting the Code? – Although compliance with this

Code is the responsibility of all Company Personnel, administration of the Code is the responsibility of the Chief Compliance Officer.

b) To whom does the Code apply? – The Code applies to all directors, officers and employees of the Company.

c) How does the Code interact with other Company policies and the laws that govern the Company’s business? – The Code is not a complete or comprehensive statement of all of the laws and policies that govern the conduct of Company Personnel. The Code is complementary of, and supplemental to, other Company standards, policies and procedures, such as those found on the Company’s intranet site (https://intranet.tdw.com). To the extent topics covered in this Code are the subject of a more detailed Company policy, the provisions of the more detailed policy shall prevail.

d) What are the responsibilities of Company Personnel? – All Company Personnel must be alert to situations that could result in illegal, unethical or otherwise improper actions, either by him or herself or others. If any Company Personnel become aware of a possible violation of this Code, any other Company policy or any law, he or she must report the matter as directed in Section 1.3. Failure to comply with the provisions outlined in this Code, including reporting a known Code violation, may result in disciplinary action, up to and including termination of employment, to the extent consistent with applicable laws. Where applicable, an individual who commits an illegal act may be referred for criminal prosecution.

No violation of this Code, any other Company policy or any law will be justified by a claim that it was ordered by an employee’s supervisor. No one, regardless of his or her position, is authorized to direct an employee to commit an illegal act. Should it be discovered that an employee has been arrested for suspected criminal conduct, either on or off the job, the Company may conduct an independent review of the available facts and determine whether disciplinary or employment action is warranted.

e) Will an employee be retaliated against if he reports violations of the Code or other types of illegal or questionable behavior? – If an employee reports a suspected violation of this Code, applicable law or any Company policy, that employee will not be disciplined or retaliated against for (1) reporting in good faith that a suspected violation has occurred or will occur; or (2) assisting with any ensuing investigation.

f) Will employees be asked to certify compliance with the Code? – On an annual basis, the Chief Compliance Officer will distribute a Compliance Certificate to certain employees of the Company. Employees who are given a Compliance Certificate will be asked to acknowledge compliance with the Code by signing the Certificate and returning it to the Chief Compliance Officer in accordance with the instructions. The Chief Compliance Officer will review all Certificates and will report any material exceptions to the Chief Executive Officer and the Company’s Board of Directors.

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Section 1

About the Code

g) What should Company Personnel do if they find out that the Company is being investigated by a governmental entity? – If any Company Personnel obtain knowledge that a governmental investigation is underway in any country in which the Company does business, he or she should immediately contact the Company’s Chief Compliance Officer.

1.3 - How to Report Violations or Ask Questions

Company Personnel with questions regarding the Code and/or the laws that apply to their activities are expected to direct the questions to their supervisor or, where appropriate, the Company’s Chief Compliance Officer or Legal Department.

Company Personnel must report suspected violations of the Code, Company policy or applicable laws as set forth below:

>> Employees should report suspected violations to their supervisors.

>> If an employee believes his or her questions or concerns have not been addressed satisfactorily by his or her supervisor, or if he or she is uncomfortable discussing questions or concerns with or reporting violations to his or her supervisor, he or she should contact the Company’s Chief Compliance Officer at the Company’s New Orleans office by calling 504-568-1010 (800-678-8433 in U.S.A.), or in writing to c/o Tidewater Compliance Hotline, 601 Poydras St., Suite 1900, New Orleans, LA 70130 USA, or through the Company Hotline at a number below.

>> Reports may be made anonymously by calling the Hotline at 800-619-3591 in U.S.A., or by logging onto https://www.tdwcompliance.com.

All reports will be reviewed by the Company’s Chief Compliance Officer. Reports regarding accounting, internal accounting controls or auditing matters will be reviewed by the Chief Compliance Officer in consultation with the Company’s Board of Directors. Company Personnel are expected to cooperate in internal investigations of potential misconduct or violations of this Code.

1.4 - Waivers

Waivers of the provisions of this Code for any directors or officers of the Company may only be granted by the Board of Directors, and, if required by applicable New York Stock Exchange or SEC rules, must be promptly disclosed to the Company’s shareholders.

Hotline calls may be made collect from outside the U.S. as follows:

From Australia:

1-800-20-8932 or 1-800-14-1924

From Brazil:

0800-891-4177

From China:

10-800-711 -0631 or 10-800-110-0577

From India:

000-800-100-1075

From Indonesia:

001-803-1-008-3365

From Italy:

800-788340

From Malaysia:

1-800-80-3435

From Mexico:

001-800-613-2737

From Poland:

0-0-800-111-1561

From Scotland (UK):

0808-234-7051

From Singapore:

800-110-1519

From Thailand:

001-800-11-008-3246

From Trinidad & Tobago:

1-800-941-6882

From Venezuela: 0800-176-6458

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Section 2

Health, Safety and Environmental Protection (“HSE”)

SECTION 2: HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION (“HSE”)

The policies and procedures set out in this section are essential to maintaining one of the Company’s most important competitive advantages: its reputation as an industry leader in safety. The health and safety of people are fundamental to the Company’s undertaking; the protection of the environment and Company assets is also of primary concern. No job is so important that the Company cannot take the time to do it in a manner that complies with applicable health, safety and environmental laws.

2.1 - Workplace Safety

Company policy is to comply with laws that require maintenance of a safe workplace. All employees are responsible for helping the Company to maintain a safe workplace and prevent accidents. To comply with this policy all employees must: a) Work Rules – Follow safe work procedures and practices and use all prescribed personal protective equipment, including use of seat belts while driving or riding in any Company vehicle; b) Reporting Hazards – Report hazardous conditions to their supervisors to assure that deficiencies are promptly corrected; and c) Reporting Injuries and Illnesses – Report to their supervisor any job-related injury or illness on the same day that such injury or illness occurs.

2.2 – Contraband and Security (Search and Consent)

Contraband impairs employees’ ability to perform properly and can have serious adverse effects on the health, safety, efficiency and productivity of the employees themselves, that of their co-workers and of the Company as a whole. Further, under federal, state and foreign laws, involvement with certain drugs is illegal. Employees should follow the specific guidelines set forth in the Contraband Policy.

Employees charged with a criminal violation under any applicable laws involving Contraband must report such incident to the Company in accordance with the Contraband Policy. The Company reserves the right to take disciplinary action up to and including termination of employment. Failure to timely report such an incident shall be grounds for immediate termination.

The Company also reserves the right, without notice, to conduct a search of employees, visitors and their effects (such as lockers, living quarters, desks, tool boxes, briefcases, vehicles) for the purpose of determining if such employees and visitors are in violation of the Contraband Policy.

Any employee found to be in violation of the Contraband Policy or who refuses to submit to a search will be subject to disciplinary action up to and including termination from employment. Any visitor who is found to be in violation of the Contraband Policy or who refuses to submit to a search will be asked to leave Company premises and will not be allowed to return.

2.3 - The Environment

It is the Company’s policy to comply with all applicable environmental laws and regulations.

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Section 3

Conflicts of Interest, Gifts, Entertainment and Political Activity

SECTION 3: CONFLICTS OF INTEREST, GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITY

The Company is committed to maintaining the highest ethical standards in the conduct of its business. These commitments include, but are not limited to, avoiding conflicts of interest between the Company and Company Personnel, providing or receiving only business courtesies that comply with Company policy and applicable law, and refraining from using Company time and assets for political purposes without proper authorization.

3.1 - Conflicts of Interest

Company Personnel should avoid any situation that may involve a conflict between their personal interests and the interests of the Company. As in all other facets of their duties, Company Personnel’s dealings with customers, suppliers, contractors, competitors or any person doing business with the Company must be in the best interest of the Company to the exclusion of consideration of personal preference or advantage. a) What is a conflict of interest? –A “conflict of interest” occurs when an individual’s personal or private financial interest interferes with that of the Company. Company policy requires Company Personnel to avoid any situation which involves or appears to involve a conflict between their personal interests and the interests of the Company.

Company Personnel must make prompt and full disclosure to the Company of any situation that may involve a conflict of interest. If any Company Personnel or person with whom he or she has a close personal relationship finds himself or herself to be in a situation that could result in a conflict of interest with the Company, or if he or she is in doubt whether a particular situation presents a conflict of interest, he or she should promptly make all the facts known to the Chief Compliance Officer.

“Close personal relationship” includes spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, any person living in the same house and any business associate. b) Examples of Conflict of Interest Situations – While it is impossible to list every circumstance giving rise to possible conflicts of interest, it would be considered a conflict for Company Personnel to engage in any of the activities described in the following paragraphs without first disclosing the activities as set forth below and obtaining prior written approval to engage in the activity. Managers and employees should disclose actual and potential conflicts of Interest to the Chief Compliance Officer. Directors and officers should disclose actual and potential conflicts of Interest to the Chief Compliance Officer or the Board of Directors. i) Investing in Competitors and Suppliers – It is a conflict of Interest for Company Personnel, or persons with whom he or she has a close personal relationship, to own a financial interest in any third party that (1) does or is seeking to do business with the Company or (2) is a competitor of the Company. This does not include owning securities in any publicly-owned corporation that is traded regularly on recognized security markets (such as the New York Stock Exchange or NASDAQ), provided that the ownership Interest is not greater than five percent (5%) of the corporation’s total ownership. i ) Engaging in or Operating Outside Businesses – Company Personnel, or persons with whom they have a close personal relationship, should not provide services as an employee, director or consultant to any third party that (1) does or is seeking to do business with Company; or (2) is a competitor of the Company, without first disclosing to the Chief Compliance Officer.

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Section 3

Conflicts of Interest, Gifts, Entertainment and Political Activity

iii) Engaging in Outside Activities that Interfere with Job Duties – Employees are expected to give their work the attention necessary for quality performance. Any outside business interest or other activity, including other employment, is not permitted if it interferes with the timely and effective performance of job duties. iv) Having a Financial or Other Interest in a Transaction Involving the Company – Company Personnel, or persons with whom they have a close personal relationship, should not represent the Company in any transaction in which they have a financial or other interest without first disclosing that Interest to the Chief Compliance Officer. v) Taking a Business Opportunity – Company Personnel should not take for themselves personally or divert to third parties, directly or indirectly, any business opportunity, information or position if they know, or could reasonably anticipate, that the Company would be interested in the business opportunity. vi) Competing with the Company – It is a conflict of interest to directly or indirectly compete with the Company in any commercial activity in which the Company is engaged, in the purchase or sale of property or property rights, or in any other activity.

3.2—Gifts, Entertainment and Hosted Travel

Gifts, entertainment or hosted travel are appropriate for employees if (a) they are given or received with no expectation of any favorable business decision or undue business benefit in return, (b) they are given (or received) at a time when no extraordinary business decisions are pending on the part of there recipient or his/her organization, and (c) they are not excessive or impermissible, taking into consideration customs, legal requirements and any policies of the recipient’s organization. Employees (and immediate family members) should not participate in any gifts, entertainment or hosted travel if they would even give the appearance of seeking favorable business treatment or other undue business benefit. In short, Company Personnel should seek to avoid even any appearance of impropriety. In addition, employees should follow the specific guidelines set forth in the Gifts, Entertainment and Hosted Travel Policy.

3.3—Political Contributions

Both Company policy and in some cases U.S. law, prohibit contributions of Company funds or assets to any political party or the campaign of any candidate for a U.S. federal office or for any office outside of the U.S. Only the Chief Executive Officer, subject the to authorization of the Board of Directors, may contribute Company funds or assets to federal, state and local campaigns and candidates in the U.S. This policy applies to all contributions in the United States, including the furnishing of Company personnel, services or other assets to a political organization or candidate without charge or for less than the customary charge.

The Company encourages employees to participate personally in the political process and, where and to the extent legally permissible, to contribute voluntarily to candidates, political action committees or parties of their choice. No employee will be compensated or reimbursed for any personal political contribution. Company Personnel who are not U.S. citizens are prohibited by law from making contributions to the Company’s U.S. political action committee.

Contributions of any Company funds or anything else of value to politicians, political parties, charities or community organizations outside the United States can be subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), addressed in Section 5.1 below.

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Section 4

Financial Controls and Reporting

SECTION 4: FINANCIAL CONTROLS AND REPORTING

As the Company is listed on the New York Stock Exchange, the Company’s reported financial results must comply with Generally Accepted Accounting Principles (GAAP) and must be accurate, full, fair, timely and understandable. The policies and procedures in this section are in tended to ensure that the Company meets those obligations and complies with other applicable legal requirements.

4.1 - Maintaining Accurate Accounts and Records

Company Personnel should maintain paper and electronic records in accordance with good business practices, applicable law, and specific Company policies, such as those regarding record retention.

Both Company policy and applicable law, including laws like the FCPA, require that Company records and accounts be prepared accurately and reliably. All transactions must be accurately recorded in the Company’s books and records in accordance with GAAP and in compliance with applicable laws. Company Personnel are responsible for ensuring that our records and accounts (including expense reports) comply with these requirements. Falsifying or altering records or reports or knowingly approving false or altered reports is against Company policy and in many cases is unlawful.

4.2 - Full, Fair, Accurate, Timely and Understandable Public Disclosure a) Filings Submitted to the Securities Exchange Commission – The Company has adopted a set of Disclosure Controls and Procedures designed to ensure the accuracy and completeness of the Company’s SEC filings. All Company Personnel involved with the preparation of the Company’s SEC filings are expected to comply fully with the Company’s Disclosure Controls and Procedures. b) Other Public Communications – No Company Personnel should make statements or provide any information to the press, financial analysts, or any public forum about the Company and its business prospects unless they have specific authorization to do so. The risks from in accurate statements include claims of false advertising, misrepresentation, breach of contract, securities fraud and antitrust violations. In order to ensure that communications to the public are accurate and widely disseminated to all investors, unauthorized persons may not communicate any material nonpublic in formation about the Company outside of the Company. Only the Company’s Chief Executive Officer, the Chief Financial Officer and Chief Investor Relations Officer, or employees specifically authorized by them, are authorized to speak with financial analysts or securities professionals. If Company Personnel receive an inquiry from a journalist or financial analyst, he or she should refer it to the Chief Executive Officer, the Chief Financial Officer or the Chief Investor Relations Officer.

4.3 - Securities Law and Insider Trading

Company Personnel may learn of or have access to in formation about the Company that is not generally known to the public and, if disclosed, could affect the market value of Company’s securities. It is both a violation of the federal securities laws and the Company’s Policy Statement on Insider Trading for any individual to (1) purchase or sell, whether directly or in directly, securities of the Company while in possession of material non-public in formation related to the Company or (2) disclose such in side information to others who might use such in formation to directly or in directly trade in the Company’s securities. Company Personnel shall comply with the Company’s Policy Statement on Insider Trading.

If Company Personnel are considering trading in Company securities and are uncertain about the legal rules that apply to the transaction, he or she should consult with the Company’s General Counsel before the purchase or sale.

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Section 5

Doing Business Internationally

SECTION 5: DOING BUSINESS INTERNATIONALLY

The Company conducts business in numerous countries, including in some of the world’s most challenging jurisdictions. As a publicly-traded company based in the United States, the Company is subject to the laws not only of the countries in which it does business, but also to a number of U.S. and other countries’ laws that can apply to its activities anywhere in the world.

Many of these rules and regulations are detailed and complex, and the difference between permissible and unlawful conduct can be difficult to distinguish. Company Personnel should become familiar with both the laws of the United States and the laws of other countries that may apply.

5.1 - The FCPA and Other Anti-Corruption Laws

The Company and Company Personnel are subject to the FCPA and other applicable anti-corruption laws. The FCPA and other laws prohibit bribery of government officials and require the proper recording of Company transactions. Although many forms of bribery are easy to recognize, other payments that might not seem like “bribery” also can violate the FCPA and other anti –corruption laws. In general, the FCPA prohibits:

>> Offering, promising or giving

>> Anything of value

>> To a government official

>> To obtain or retain “business” or secure any improper business advantage.

These terms have specific meanings that can be very broad:

>> A payment does not need to have been made to violate the FCPA – even an offer or promise to make a payment is prohibited.

>> Not only payments of money are prohibited. “Anything of value” means just that – anything of value to the recipient. Lavish meals, gifts, and other business entertainment, vessel stores, cigarettes and fuel, and charitable or political contributions on an official’s behalf can be covered by the FCPA.

>> “Government officials” includes more than just high-level government officials. Low-level government employees such as customs or immigration clerks, employees of national oil companies and sometimes of joint ventures between national oil companies and private companies are also considered” government officials.”

>> “Business” means more than payments to secure contracts. Under the FCPA, “business” includes any improper advantage to the Company, such as receiving a permit or license to which the Company is not entitled.

>> That the Company’s competitors, suppliers, or customers make certain payments to a foreign official does not mean that such a payment by the Company would not secure an “improper business advantage”. “Everyone else does it” is not a defense, justification or excuse.

In very limited circumstances, certain routine or “facilitating” payments to a government official may be permissible. These are payments made to secure routine governmental action to which the Company is entitled, such as processing routine paperwork or obtaining basic utility services (i.e., electricity, water, telephone). Because these payments can be easily confused with payments that could violate the FCPA, must be recorded correctly in the Company’s books and records, and may be unlawful under the laws of many countries outside the U.S., the Company requires that all employees obtain management approval, as required in the Facilitating Payments Policy.

Company Personnel must not use third parties such as sales agents or customs brokers to do things that would otherwise violate the FCPA or other anti-corruption laws; the Company cannot do in directly what it cannot do directly . To ensure that the Company does business only with reputable third parties that have pledged to follow applicable laws and Company policies, any third party that the Company wishes to engage must go through the process set out in the Company’s Policy on Use of Agents, Consultants, Advisors and Business Partners.

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Section 5

Doing Business Internationally

5.2 - U.S. Economic Sanctions and Export Control Laws and Regulations

The U.S. government, through the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”), maintains a list of countries which U.S. companies are prohibited from doing business in or with (including exporting any goods, such as parts, spares or supplies), or are permitted do so only on are restricted basis. These countries currently include Iran, Syria, Cuba, North Korea, Sudan and Burma (Myanmar).

Company Personnel are generally prohibited from doing business in these countries or with their nationals. Some dealings, such as those in Burma (Myanmar), may be permitted under appropriate circumstances. More limited restrictions apply to business dealings in the Cote D’Ivoire, Democratic Republic of Congo and the Balkans.

This list of countries is not complete and may change from time to time. A complete list of countries and other applicable economic sanctions is maintained on OFAC’s website, www.treas.gov/offices/enforcement/ofac. As the list of countries and applicable restrictions changes often, Company Personnel should consult with their supervisor and the Legal Department before doing business in any of these countries or with any person or entity that is a national of these countries.

5.3 - Anti-Terrorism and Anti-Money Laundering Laws and Regulations

U.S. and other countries’ anti - terrorism and anti-money laundering laws require companies to conduct reasonable due diligence to ensure that their business transactions do not facilitate money laundering, terrorist financing or other illegal activities.

OFAC maintains several lists of persons with whom the Company and Company Personnel are prohibited from dealing. These persons generally include known terrorist groups and their members but also include large numbers of individuals and entities in countries where the Company does business that may be less well-known or that have legitimate operations or businesses. Because these lists change very frequently, Company Personnel should consult with the Chief Compliance Officer regarding the necessary due diligence when engaging third parties, in accordance with the Company’s Policy on Use of Agents, Consult ants, Advisors and Business Partners.

5.4 - Anti-Boycott Laws and Regulations

It is the Company’s policy to comply with the antiboycott laws of the United States. These laws prohibit participating in the Arab League boycott of Israel and any other boycotts that are not supported by the United States. Furthermore, these laws prohibit the furnishing of in formation relating to the Company’s business with boycotted countries and require the Company to re port the receipt of any requests for information regarding the Company’s business with boycotted countries.

Requests sometimes appear in bid invitations and shipping documents and other commercial documentation. Any employee who receives a request for in formation relating to a boycotted country should immediately report the request to the Legal Department. Many seemingly innocent requests are unlawful (and reportable to the U.S. Government) and other requests, seemingly violative of the law, fit in to narrow exceptions allowed by law.

5.5 - Customs Laws and Regulations

It is the Company’s policy to comply with all laws and regulations applicable to the importation of goods in to the countries in which the Company does business. Company employees should make their best efforts to furnish accurate information to the Company’s customs brokers or agents regarding the classification, quantity, valuation and country of origin of goods shipped from one country to another.

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Section 6

Fair Competition

SECTION 6: FAIR COMPETITION

The Company is the leader in its industry due to the quality of its employees and vessels and the services it provides. The Company competes on the merits of its services only and complies with all laws prohibiting collusive behavior such as antitrust or competition laws and those prohibiting the unlawful use of information or intellectual property.

6.1 - Antitrust Laws and Fair Dealing a) Antitrust Laws – Anti trust laws are designed to prevent monopolies and encourage healthy competition among firms in the same industry. It is the Company’s policy to comply with the antitrust laws of the United States and other countries in which the Company operates. Prohibited conduct includes making agreements with competitors regarding rates, contract terms, allocation of customers, or any other activities that restrict competition or fix prices.

Oral discussions and informal arrangements may be considered “agreements.” Employees should be careful when meeting with competitors, including contacts at professional gatherings and trade associations. When engaged in conversation with competitors, employees must not discuss or listen to a discussion of future prices, bids or in tended bids, terms or conditions of sale, sales territories, or other competitive in formation.

b) Fair Dealing – Company Personnel should deal fairly with the Company’s customers, suppliers, competitors and employees. Examples of unfair dealing include manipulation, concealment, abuse of privileged in formation and the misrepresentation of material facts.

6.2 - Property Rights of Others a) Copyright/ Licensing – Copyright laws prohibit the unauthorized duplication of computer software and other published works. Licensing agreements set forth the terms and conditions for the use of software. Copyrighted materials should not be reproduced for personal or Company use without verifying that duplication is permissible. Al software must be properly licensed. Unauthorized copying or use of computer software, video, written, photo graphic or audio material subject to copyright protection or licensing agreements could result in claims of copyright infringement and/or breach of contract. b) Intellectual Property – In the conduct of its business, the Company has occasion to receive and use proprietary information of others. This in formation may be used only in accordance with the agreements under which it was received. Employees should not engage in unauthorized use of intellectual property of a former employer or a competitor in connection with his or her employment. Examples of such intellectual property can include customer lists, pricing information, and vessel specifications.

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Section 7

Protecting the Company’s Assets

SECTION 7: PROTECTING THE COMPANY’S ASSETS

It is the responsibility of Company Personnel to (a) protect and preserve Company assets and resources, including confidential information, (b) ensure their efficient use and (c) prevent and report the theft, careless use and waste of Company assets and resources. Company assets should be used only for legitimate business purposes and not for non-Company business, unless approved in advance. “Company assets” includes tangible assets such as vessels, buildings, equipment, vehicles and office supplies, as well as in tangible assets such as software and other intellectual property rights, business concepts and strategies, employee time, financial data and other in formation about the Company.

7.1 - Confidential Information

Company Personnel must keep in confidence all confidential in formation relating to the Company and its customers and suppliers. Confidential in formation should not be discussed with anyone, including family or business or social acquaintances. Confidential in formation should not be discussed with other employees unless they have a need to know. The obligation to preserve confidential in formation continues even after employment or board service ends. Any documents, papers, records or other tangible items that contain trade secrets or proprietary information are the property of the Company. Release of such in formation is not permitted unless an officer of the Company authorizes in writing there lease or disclosure of such in formation.

“Confidential in formation” includes in formation of a proprietary or secret nature (for example, trade secrets, know-how, customer lists, business plans, and financial data), the disclosure of which might be of use to competitors or harmful to the Company or its customers.

Confidential in formation also includes writ en material provided and in formation discussed at all meetings of the Board of Directors or any committee thereof and all non-public in formation that is learned about the Company’s suppliers and customers that is not in the public domain. Confidential information also includes in formation that suppliers and customers have entrusted to the Company. Confidential information may also include information about the Company’s financial condition, prospects or plans, its marketing and sales programs, as well as in formation relating to mergers and acquisitions, joint ventures, shares repurchases, stock splits and divestitures and other potential transactions.

7.2 - Appropriate Use of Information Technology

The Company’s in formation technology systems shall be used solely for the business needs of the Company, provided that limited or occasional personal use of e-mail and the internet is permitted. Employees must not use any in formation technology system in a way that interferes with productivity, consumes material amounts of Internet bandwidth, server disk space, or other network resources, or damages the Company’s reputation. Any transmission or display of material that may be intimidating, hostile, or offensive is prohibited. Employees should refrain from using vulgarities, obscenities, sarcasm or exaggeration in e-mail messages. Employees should not forward copyrighted material, trade secrets, or any other proprietary in formation through the e-mail system.

The Company considers al data and communications transmitted or received by or contained in the Company’s electronic or telephonic equipment and systems to be Company property. Employees and other users of the equipment or services should also treat these systems as Company assets and resources and have no expectation of privacy with respect to such data and communications.

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TIDEWATER

Respect for Co-Workers and Employment Policy

SECTION 8: RESPECT FOR CO-WORKERS AND EMPLOYMENT POLICY 8.1 - Equal Employment Opportunity

It is the policy of the Company to provide equal employment opportunities in conformance with all applicable laws and regulations to individuals who are qualified to perform job requirements .

For U.S. operations, the foregoing policy is administered without regard to race, color, religion, sex, age, national origin, handicap or veteran status or other legally protected status. It is the Company’s policy to comply with applicable employment-related laws in those countries outside the United States in which it does business.

8.2 - Anti-Harassment and Discrimination

The Company expects employees to treat each other with respect, courtesy, consideration and professionalism. The Company will not tolerate any form of harassment or discrimination by any employee for any reason.

The Company prohibits sexual harassment in any form. Supervisors may not threaten or in sinuate that submission to or rejection of sexual advances will in any way affect an employee’s terms and conditions of employment or compensation. In addition, other forms of sexual harassment, whether physical or verbal, committed by employees or non-employees are prohibited.

If an employee believes he or she has been discriminated against or sexually harassed, he or she should follow the procedures in the Company’s Anti-Harassment and Discrimination Policy to report discrimination or harassment.

8.3 - Workplace Violence

The Company expressly prohibits and will not condone any acts or threats of violence by any employee or former employee, customer or vendor against any other person in or about Company premises or in connection with Company business. This includes any obscene, abusive, or threatening language or gestures. Employees who engage in such conduct will be subject to disciplinary action, up to and including termination from employment. Depending upon the circumstances, the Company re serves the right to notify law enforcement authorities.

Employees have a duty to warn their supervisors of any suspicious workplace activity or any other threatening situation of which they are aware that involves other employees, former employees, customers or visitors.

8.4 - Solicitation and Distribution of Literature

Except to the extent approved by the Company (for example, a United Way fundraising campaign), employees may not distribute literature or printed materials of any kind, sell merchandise, solicit financial contributions, or solicit for any other cause on the Company’s premises at any time. This policy also prohibits solicitations via the Company’s email and other telephonic systems.

8.5 - Employment Relationships

Employment relationships with the Company are generally on an at-will basis. The Company re serves the right to terminate its employment relationships with any of its employees at any time for any reason, in accordance with applicable law.

Tidewater Inc. 601 Poydras Street, Suite 1900 New Orleans, LA 70130 USA

Tele phone: (504) 568-1010 Fax: (504) 566-4559

May 2009 12 The Code TIDEWATER